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Pricing Supplement No. 94      Dated:  November 29, 2005         Rule 424(b)(3)
(To Prospectus dated January 31, 2003 and Prospectus Supplement dated
February 5, 2003)             File No. 333-102373
                  This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series B
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount:    $400,000,000.00

Issue Price:  99.678 %

Proceeds to Company on original issuance:  $397,112,000.00

Commission:  $1,600,000.00

Agent: [ ] ABN AMRO Incorporated              [X] Wachovia Capital Markets, LLC
       [ ] Banc of America Securities LLC     [ ] J.P. Morgan Securities Inc.
       [ ] Banc One Capital Markets, Inc.     [ ] Lehman Brothers Inc.
       [ ] Barclays Capital Inc.              [X] Citigroup Global Markets Inc.
       [X] BNP Paribas Securities Corp.       [ ] Utendahl Capital Partners, L.P.
       [X] Credit Suisse First Boston  LLC    [X] Other: Blaylock & Company, Inc.
       [X] Deutsche Bank Securities Inc.                 Goldman, Sachs & Co.
                                                         The Williams Capital Group, L.P.

             Agent                                          Amount
             -----                                          ------
BNP Paribas Securities Corp.                             $100,000,000
Citigroup Global Markets Inc.                             100,000,000
Credit Suisse First Boston LLC                            100,000,000
Deutsche Bank Securities Inc.                              30,666,667
Goldman, Sachs & Co.                                       30,666,667
Wachovia Capital Markets, LLC                              30,666,666
Blaylock & Company, Inc.                                    4,000,000
The Williams Capital Group, L.P.                            4,000,000
                                                         ------------
Total                                                    $400,000,000



Agent's capacity on original issuance:      [X] As Agent
                                            [ ] As principal

If as principal:
         [  ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ] The Notes are being offered at a fixed initial public offering price of 100 % of Principal Amount or Face Amount.





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Form of Note: [X] Global  [  ] Definitive

Original Issue Date: December 2, 2005

Stated Maturity:  December 2, 2015

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates: Semi-Annually on the 2nd of each June and December First Interest Payment Date: June 2, 2006
Accrue to Pay:  [X] Yes  [ ] No
Indexed Principal Note: [ ]  Yes (See Attached)   [X]  No
Type of Interest Rate:  [X] Fixed Rate  [ ] Floating Rate
                        [ ] Indexed Rate (See Attached)
Interest Rate (Fixed Rate Notes): 5.30%
Initial Interest Rate (Floating Rate Notes):
Base Rate:        [ ] CD Rate              [ ] Commercial Paper Rate
                  [ ] EURIBOR              [ ] Federal Funds Rate
                  [ ] LIBOR                [ ] Treasury Rate
                  [ ] Prime Rate           [ ] Other (See Attached)
Calculation Agent: J.P. Morgan Trust Company, N.A.

Computation of Interest (If other than as set forth in the Prospectus
Supplement):
         [X] 30 over 360           [ ] Actual over Actual
         [ ] Actual over 360       [ ] Other (See Attached)

Interest Reset Dates:  Fixed
Rate Determination Dates (If other than as set forth in the
Prospectus Supplement):
Index Maturity:
Spread (+/-):
Spread Multiplier: none
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
                  [ ] Yes (See Attached)   [X] No
Maximum Interest Rate:  none
Minimum Interest Rate: none

Amortizing Note:  [ ] Yes (See Attached)   [X] No

Optional Redemption:   [ ] Yes   [X] No
         Optional Redemption Dates:
         Redemption Prices:
         Redemption: [ ] In whole only and not in part
                     [ ] May be in whole or in part

Optional Repayment:       [ ] Yes     [X] No




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         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:   [ ] Yes   [X] No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP: 0258M0BZ1
ISIN: US0258M0BZ10

DESCRIPTION OF THE NOTES:

        The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.